Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investors:	Leigh Parrish, Erica Pettit
(212) 850-5651, (212) 850-5614
	Media:	Evan Goetz, Tyrone Ross
(212) 850-5600

For Immediate Release

GUITAR CENTER RECEIVES BANKRUPTCY COURT APPROVAL TO ACQUIRE SUBSTANTIALLY ALL THE ASSETS OF THE WOODWIND & THE BRASSWIND

COMPANY TO DEFER RELEASE OF FOURTH QUARTER AND FULL YEAR 2006 RESULTS TO FEBRUARY 26, 2007

Westlake Village, CA (January 31, 2007) - Guitar Center, Inc. (Nasdaq:GTRC) today announced that the United States Bankruptcy Court for the Northern District of Indiana has approved the acquisition of substantially all of the assets of The Woodwind & The Brasswind by the Company’s Musician’s Friend, Inc. subsidiary for approximately $29.9 million. Under the terms of the agreement, Musician’s Friend will acquire substantially all of the assets of The Woodwind & The Brasswind, including its inventory of band and orchestra and combo instruments, accounts receivable, fixed assets, personal property, trade names and other intangible assets. Musician’s Friend will also assume approximately $2 million of specifically identified accrued liabilities.
Marty Albertson, Chairman and Chief Executive Officer of Guitar Center, said, “We are pleased that the Bankruptcy Court has approved our acquisition of assets of The Woodwind & The Brasswind, including the Woodwind and Brasswind and Music123 websites. This acquisition will enable us to further expand the already strong combo instrument business at Musician’s Friend as well as build out our direct response band and orchestra business. We look forward to broadening our customer base through the acquisition of these well-known brand names and continuing the growth of our direct response business.”

The Woodwind & The Brasswind filed for bankruptcy protection in Indiana on November 21, 2006. Musician’s Friend had initially entered into an asset purchase agreement with The Woodwind & The Brasswind on November 22, 2006, but that agreement was later terminated because it was not approved by the Bankruptcy Court as a result of a higher offer from another buyer. The other buyer terminated its acquisition in mid-January resulting in a new sales process which resulted in the agreement with Musician’s Friend.
The transaction is expected to close in February 2007. The transaction will be funded through Guitar Center’s available cash and credit facility. The acquisition is subject to a limited number of conditions, and the final purchase price may be adjusted based on the determination of inventory, accounts receivable and assumed liability levels as of the closing.

Fourth Quarter 2006 Earnings and 2007 Guidance
In addition, the Company announced today that it will defer its upcoming financial results and guidance call until February 26, 2007, due to management’s recent focus on this acquisition as well as its interest in including the expected impact of The Woodwind & The Brasswind transaction and the timing of integration on its 2007 guidance.
The Company’s consolidated and segment net sales for the quarter and year ended December 31, 2006 were previously reported on January 10, 2007. In addition, the Company currently anticipates net income for the fourth quarter will be in the range of $1.05 to $1.10 per diluted share subject to the results of an evaluation by the Company of the potential impairment of the goodwill related to the Company’s Music & Arts Center business. It is not known at this time whether an adjustment, if any, would have a material impact upon net earnings for the fourth quarter.

About Guitar Center
Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates 199 Guitar Center stores across the United States. In addition, our Music & Arts division operates more than 95 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and website, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements
This press release contains forward-looking statements relating to the effect of the acquisition of The Woodwind & The Brasswind on our future financial results. These statements are based on the historical results of The Woodwind & The Brasswind provided to us and assumptions regarding the future performance of that business after we acquire it. The financial data provided is based on preliminary, unaudited internal operating data that is not final and is subject to adjustment. We cannot assure you that there will not be adjustments in such data during our year-end closing and audit procedures or that any such adjustment will not be material.
In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.
Investors are also urged to review carefully the discussion under the caption “Risks Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and our Annual Report on Form 10-K for the year ended December 31, 2005, each of which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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